As filed with the Securities and Exchange Commission on March 31, 1995

                                                           Registration No.  33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                          SOUTH JERSEY INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
        New Jersey                                             22-1901645
   (State or other jurisdiction of                             (IRS Employer
   incorporation or organization)                         Identification Number)
                              ____________________



Number One South Jersey Plaza, Route 54                            08037
            Folsom, New Jersey                                   (Zip Code)
address of principal executive offices)



                          THRIFT PLAN FOR EMPLOYEES OF
                          SOUTH JERSEY INDUSTRIES, INC.
                          AND SOUTH JERSEY GAS COMPANY
                           AND ENERGY & MINERALS, INC.
                         AND SOUTH JERSEY ENERGY COMPANY
                              AND R & T GROUP, INC.
                            (Full title of the Plan)
                              ____________________


                                                        Copy to:
WILLIAM F. RYAN, PRESIDENT                      GEORGE W. PATRICK, ESQ.
South Jersey Industries, Inc.                   Dechert Price & Rhoads
Number One South Jersey Plaza, Route 54         4000 Bell Atlantic Tower
Folsom, New Jersey  08037                       1717 Arch Street
(Name and address of agent for service)         Philadelphia, Pennsylvania 19103
                                                     (215) 994-4000
(609) 561-9000
(Telephone Number, including area code,
         of agent for service)


                         CALCULATION OF REGISTRATION FEE
Title of       Amount to be  Proposed maximum  Proposed maximum    Amount of
Securities to  Registered    offering price    aggregate offering  Registration
be Registered                per security (1)  price(1)            Fee


Common Stock,    800,000     $18.6875          $14,950,000         $5,155.17
par value        Shares
$1.25 per share

(1) The proposed maximum offering price per share is computed pursuant to Rule 457(c) on the basis of $18.6875 per share, the average of the high and low prices for common stock of South Jersey Industries, Inc. as reported in the consolidated reporting system on March 27, 1995.

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                            SOUTH JERSEY INDUSTRIES, INC.
                                 ("Industries")

                 Form S-8 Registration Statement for Thrift Plan
                 for Employees of South Jersey Industries, Inc.
                          and South Jersey Gas Company
                           and Energy & Minerals, Inc.
                         and South Jersey Energy Company
                              and R & T Group, Inc.
                               (the "Thrift Plan")


            This Registration Statement relates to the registration of additional securities (Common Stock of Industries) of the same class as other securities for which a registration statement on Form S-8 relating to an employee benefit plan is effective. In accordance with Paragraph E of the General Instructions for registration statements filed on Form S-8, the contents of Industries' earlier registration statements on Form S-8, file numbers 33-20196 and 33-44278, are incorporated herein by reference.

Information Not Included in the Earlier Registration Statements

            The name of the Thrift Plan is the Thrift Plan for Employees of South Jersey Industries, Inc. and South Jersey Gas Company and Energy & Minerals, Inc. and South Jersey Energy Company and R & T Group, Inc. Formerly, the Thrift Plan was named the Thrift Plan for Employees of South Jersey
Gas Company and South Jersey Industries, Inc. and Energy & Minerals, Inc.

            The shares of Common Stock of Industries offered pursuant to the Thrift Plan may be purchased by the Trustee of the Thrift Plan for employees of Industries, South Jersey Gas Company ("Gas Company"), Energy & Minerals, Inc. ("EMI"), South Jersey Energy Company ("SJE") and R & T Group, Inc. ("RTG"). Industries owns all of the outstanding common stock of Gas Company, EMI, SJE and RTG. Formerly, the shares of Common Stock of Industries offered pursuant to the Thrift Plan could be purchased by the Trustee of the Thrift Plan for employees of Industries, Gas Company and EMI.

            Purchases of Common Stock for the Thrift Plan are made by the Trustee on the New York Stock Exchange or the Philadelphia Stock Exchange. The Trustee also purchases Common Stock pursuant to Industries' Dividend Reinvestment and Stock Purchase Plan ("DRP") with all dividends paid on Common Stock held in the Thrift Plan, and with an additional $100,000 (formerly, $20,000) annually of contributions received under the Thrift Plan. One hundred thousand dollars ($100,000) is the maximum annual purchase permitted under the DRP from additional cash contributions by any stockholder. Formerly, the Trustee could also make purchases of Common Stock for the Thrift Plan privately at a price no greater than the closing price for the Common Stock on the New York Stock Exchange on the day of such private purchase. When the Trustee purchases Common Stock under the DRP, the purchases are made at the average price paid for all shares purchased for the DRP during the applicable quarterly investment period. Formerly, when the Trustee purchased Common Stock under the DRP, the purchases were made at 95% of average market price.

            The annual compensation of each employee generally taken into account under the Thrift Plan shall not exceed the maximum limit permitted under the Internal Revenue Code of 1986, as amended (the "IRC").

            Effective for distributions from the Thrift Plan after January 1, 1993, participants may defer taxation by rolling over the taxable portion of most Thrift Plan distributions to an Individual Retirement Account or other tax qualified plan. Taxable Thrift Plan distributions eligible for rollover that are paid directly to participants will be subject to mandatory withholding of Federal income tax at a rate of 20%. A written explanation of the distribution options, including the direct transfer option, is available from the Thrift Plan administrator and is issued to participants upon withdrawal request.

            A participating employee, or in a proper case that employee's legal representative or designated beneficiary, must withdraw the employee's vested interest in the employee's account within 60 days after (1) the employee's employment is terminated, (2) the employee's contributions have been suspended for more than 12 months in any five-year period, (3) the employee's normal or early retirement under the Employer's Retirement Plan, (4) the employee reaches the later of age 70 1/2 (but continues to be employed by Employer) or retirement or (5) the employee's death.

            The administration of the Thrift Plan is vested in the Thrift Plan Committee, which consists of four persons (formerly, five persons) appointed from time to time by the Board of Directors of Industries. The current members of the Thrift Plan Committee are George L. Baulig, Joseph E. McCullough, Richard B. Tonielli and Albert V. Ruggiero, all of whom are employees of either Industries or Gas Company; the address of each is Number One South Jersey Plaza, Route 54, Folsom, N.J. 08037.

Undertaking Pursuant to Item 8(b) of Part II of Form S-8

            Industries has received a determination letter from the Internal Revenue Service ("IRS") that the Thrift Plan is qualified under Section 401 of the IRC. Industries hereby undertakes to submit any amendments to the Thrift Plan to the IRS in a timely manner and to make all changes required by the IRS in order to continue such qualification of the Thrift Plan.

                                   SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Folsom, State of New Jersey, on March 29, 1995.

                                     South Jersey Industries, Inc.

                                     By     /s/ Gerald S.  Levitt
                                                Gerald S.  Levitt
                                     Vice President and Chief Financial Officer




            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Signatures                Title                            Date

  /s/ William F. Ryan         President, Chief Executive       March 29, 1995
      William F. Ryan         Officer and Director
                              (Principal Executive Officer)


  /s/ Gerald S. Levitt        Vice President and Chief         March 29, 1995
      Gerald S. Levitt        Financial Officer
                              (Principal Financial Officer)

*Richard B. Tonielli          Treasurer                        March 29, 1995
                              (Principal Accounting Officer)



*By     /s/ Gerald S. Levitt
     Gerald S. Levitt,
     Attorney-in-fact

Signatures                   Title                       Date

*Frank L. Bradley, Jr.       Director  )
                                       )
*Richard L. Dunham           Director  )
                                       )
*W. Cary Edwards             Director  )
                                       )
*Thomas L. Glenn, Jr.        Director  )
                                       )
*Vincent E. Hoyer            Director  )
                                       )
*Herman D. James             Director  )
                                       )              March 29, 1995
*Marilyn Ware Lewis          Director  )
                                       )
*Clarence D. McCormick       Director  )
                                       )
*Peter M. Mitchell           Director  )
                                       )
*Jackson Neall               Director  )
                                       )
*Shirli M. Vioni             Director  )


*By     /s/ Gerald S. Levitt
    Gerald S. Levitt,
    Attorney-in-fact

                                  Exhibit Index

                   Exhibit Numbers are in accordance with the Exhibit Table in Item 601 of Regulation S-K




Exhibit No.  Description


    5        Opinion of Dechert Price & Rhoads ("DP&R").

  23(a)      Consent of Deloitte & Touche LLP.

  23(b)      Consent of DP&R (included in Exhibit 5 hereto).

  24         Power of Attorney of Directors and Officers of
             Registrant.

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